EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) for 5,500,000 shares of Class A Common Stock, $.01 par value related to the 2000 Stock Plan and Directors' Stock Option Plan of our reports (1) dated November 22, 1999 with respect to TMF, Inc. and HRN Marketing Corp. for the period January 1, 1999 through May 10, 1999, and (2) dated January 28, 2000 except for Note 11 as to which the date is February 24, 2000 with respect to Hotel Reservations Network, Inc. as of December 31, 1999 and for the period from May 11, 1999 to December 31, 1999 included in the Registration Statement (Form S-1 No. 333-90601) and related Prospectus filed with the Securities and Exchange Commission for the registration of its Class A Common Stock.


                                               /s/ ERNST & YOUNG LLP

Dallas, Texas
February 24, 2000